FOMO CORP

December 31, 2021

Extension of Securities Purchase Agreement

This is to extend the closing date of the Securities Purchase Agreement (SPA) between SMARTSolution Technology (SST) and FOMO CORP, dated on December 13, 2021, from "on or before December 31, 2021" to "on or before January 31, 2022". All other provisions of the SPA dated December 13, 2021 shall remain in effect as stated in the agreement.

Mitchell Schwartz
President and CEO of SST

Vik Grover
CEO of FOMO CORP